Exhibit 99.1

ACORN ENERGY ANNOUNCES 2011 THIRD QUARTER AND NINE MONTH RESULTS

Montchanin, DE (November 9, 2011) - Acorn Energy, Inc. (NASDAQ: ACFN) an energy technology holding company, today announced its results for the third quarter ended September 30, 2011.

Net income and earnings per share (basic) for both the three month and nine month 2011 periods reflect the August 31, 2011 sale of the company’s majority owned CoaLogix subsidiary for a net gain of $30.7 million.

For the third quarter ended September 30, 2011, revenues were $5.1 million compared to $4.0 million in the third quarter of last year. Net income for the quarter was $40.8 million vs. a loss of $4.6 million in the prior year, or $2.33 vs. ($0.29) per share.

For the nine month period, revenues were $12.3 million compared to $10.0 million in the prior year period.  Net income was $36.5 million vs. a net loss of $10.8 million or $2.09 vs. ($0.75) per share.

Subsequent to the end of the quarter, the Board of Directors of Acorn approved the payment of a quarterly dividend of $0.035 per share and a 2011 year-end special dividend of $0.05 per share.  The quarterly dividend will be paid on November 28, 2011 to common shareholders of record on November 16, 2011.  The special year-end dividend will be paid in January 2012 to shareholders of record on December 30, 2011.

John Moore, CEO of Acorn Energy stated, “The successful exit from CoaLogix validates our unique pragmatic investment thesis. First, the energy technology businesses that we nurture continue to demonstrate their potential as extraordinary growth opportunities. Second, we will always relentlessly pursue return on equity by capturing that capital growth at critical junctures. The ride may be bumpy at times on a revenue basis, but our direction is clear. And in order to reward our long-term shareholders for their faith and patience, we intend to issue further special dividends where appropriate, and have instituted the first regular dividend in our history.

“Because so many investors remain risk-adverse, we are presented with terrific opportunities to accelerate the growth of our existing businesses at reasonable valuations.  As the overall economy proceeds through a period of slow growth and deleveraging, we believe fast-growing businesses with strong balance sheets like Acorn’s will increasingly be highly valued by investors.”

Portfolio Companies

DSIT
DSIT recorded revenues of $6.7 million in the first nine months of 2011, a decrease of approximately $1.9 million or 22% compared to the first nine months of 2010.  The decrease in revenue was primarily due to the completion of an AquaShield™ DDS project in the end of 2010 and the slowdown of progress on another DDS project due to the customer changing configurations of the system.

During the first nine months of 2011, new orders of approximately $3.4 million were received, bringing backlog to $4.4 million as of September 30, 2011, compared to $6.4 million on December 31, 2010.  DSIT anticipates receiving another major order for sonar systems before the end of 2011, and its timing will determine the growth and profitability of DSIT for the year.

GridSense
In the first nine months of 2011, GridSense reported revenue of $4.7 million of which $2.5 million was recorded in the third quarter, an increase of $1.0 million from the second quarter of 2011. The increase in the revenue from the second quarter is due to the order GridSense received from a leading electric utility in the Southeastern United States to adopt GridSense’s Transformer IQTM to monitor over 2,000 transformers in one metropolitan county of its service territory.  This project will serve as a showcase for Smart Grid distribution optimization, demonstrating the scalability and impact of affordable monitoring solutions.   GridSense continues to have a strong sales pipeline and expects to replicate additional large-scale projects in the future, although long sales cycles in the utility industry could cause some delays in the receipt of these contracts.

US Seismic Systems
In the first nine months of 2011, US Seismic (“USSI”) continued to focus on customer “proof-of-concept” contracts for its Ultra High Sensitivity (UHS) seismic sensors which dramatically improve the detection of oil and gas reservoirs as well as reduce the costs for remotely monitoring pipeline leaks and damage.  During the third quarter of 2011 it recorded $635,000 of revenue compared to $205,000 in the 2011 second quarter.  Moreover, USSI reached a milestone with a small gross profit during the quarter. USSI’s backlog of contracts continues to grow reaching $1.7 million at September 30, 2011 compared to $1.1 million on June 30, 2011.    We expect that these “proof-of-concept” orders will be completed in the next twelve months, each of which could potentially lead to annual multi-million dollar follow-on orders.   USSI’s sales pipeline and pipeline of pilot projects in all major product lines continue to grow and USSI anticipates significant growth in revenue for the balance of 2011 and into 2012.

Conference Call Information
Acorn Energy will host an investor call on Thursday, November 10, 2011 at 11:00am ET to discuss its third quarter 2011 results and developments.  To participate in the conference call, please dial 800-860-2442 or 412-858-4600 (Intl) (no pass code required).    If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am on November 25, 2011 by dialing 877-344-7529 or 412-317-0088 and entering access code # 10006654.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our three businesses in which we have controlling interests, improve the world's energy infrastructure by making it more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (US Seismic). For more information visit http://www.acornenergy.com/.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2011	2010	2011	2010
Revenues:
Projects	$7,250	$8,447	$2,393	$3,189
Smart grid distribution products and services	4,684	1,188	2,544	671
Other	319	360	114	157
	12,253	9,995	5,051	4,017
Cost of sales:
Projects	5,220	4,632	1,848	1,815
Smart grid distribution products and services	2,451	512	1,307	321
Other	255	249	89	84
	7,926	5,393	3,244	2,220
Gross profit	4,327	4,602	1,807	1,797
Operating expenses:
Research and development expenses, net	1,587	502	713	282
Selling, general and administrative expenses	8,609	7,668	3,142	2,829
Total operating expenses	10,196	8,170	3,855	3,111
Operating loss	(5,869)	(3,568)	(2,048)	(1,314)
Finance income (expense), net	46	(140)	262	53
Gain on investment in GridSense	--	1,327	--	--
Distribution from EnerTech	--	135	--	--
Gain on sale of HangXing	492	--	--	--
Loss before taxes on income	(5,331)	(2,246)	(1,786)	(1,261)
Income tax (expense) benefit	12,072	(570)	12,111	(372)
Net income (loss) from continuing operations	6,741	(2,816)	10,325	(1,633)
Loss from discontinued operations	(1,948)	(8,714)	(544)	(3,307)
Gain on the sale of discontinued operations, net of income taxes	30,683	--	30,683	--
Non-controlling interest share of loss from discontinued operations	540	284	151	244
Net income (loss)	36,016	(11,246)	40,615	(4,696)
Net loss attributable to non-controlling interests	484	404	181	129
Net income (loss) attributable to Acorn Energy Inc.	$36,500	$(10,842)	$40,796	$(4,567)

Basic income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$0.41	$(0.17)	$0.60	$(0.10)
From discontinued operations	$1.68	$(0.58)	$1.73	$(0.19)
Net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$2.09	$(0.75)	$2.33	$(0.29)
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – basic	17,443	14,475	17,508	15,721

Diluted income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$0.41	$(0.17)	$0.59	$(0.10)
From discontinued operations	$1.65	$(0.58)	$1.70	$(0.19)
Net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$2.06	$(0.75)	$2.29	$(0.29)
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – diluted	17,740	14,475	17,810	15,721

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

ASSETS	As of September 30, 2011	As of December 31, 2010
Current assets:
Cash and cash equivalents	$55,182	$6,549
Restricted deposits	877	1,317
Funds held in escrow	6,308	--
Accounts receivable	3,561	5,273
Unbilled revenue	4,432	3,806
Inventory	1,860	1,114
Other current assets	513	333
Current assets of discontinued operations	--	9,424
Total current assets	72,733	27,816
Property and equipment, net	594	490
Severance assets	2,604	2,498
Restricted deposits	81	85
Intangible assets, net	4,880	5,339
Goodwill	4,572	4,679
Deferred taxes	289	302
Other assets	528	378
Non-current assets of discontinued operations	--	18,198
Total assets	$86,281	$59,785

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$914	$1,308
Accounts payable	2,338	2,578
Accrued payroll, payroll taxes and social benefits	1,544	1,531
Other current liabilities	5,316	3,428
Current liabilities of discontinued operations	--	4,372
Total current liabilities	10,112	13,217
Long-term liabilities:
Accrued severance	3,842	3,715
Long-term debt	225	302
Other long-term liabilities	191	240
Long-term liabilities of discontinued operations	--	434
Total long-term liabilities	4,258	4,691
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share: Authorized – 30,000,000 shares; Issued –18,067,925 and 18,318,863 shares at December 31, 2010 and September 30, 2011, respectively	183	180
Additional paid-in capital	85,957	83,596
Warrants	427	427
Accumulated deficit	(11,931)	(48,431)
Treasury stock, at cost – 801,920 shares at December 31, 2010 and September 30, 2011	(3,036)	(3,036)
Accumulated other comprehensive income	324	637
Total Acorn Energy, Inc. shareholders’ equity	71,924	33,373
Non-controlling interests	(13)	8,504
Total equity	73,911	41,877
Total liabilities and equity	$86,281	$59,785